Exhibit 11

        Weighted Average Common Shares and Common Equivalents Outstanding

                       Computations of Earnings Per Share
                      (In thousands, except per share data)

                                         For the three months ended    For the six months ended
                                         --------------------------   --------------------------
                                              July 31      July 31         July 31      July 31
                                                1996          1995           1996          1995
                                           ---------     ---------      ---------     ---------
Primary earnings per share:

  Net income                               $ 232,000      (179,000)     $  33,000      (150,000)
                                           ---------     ---------      ---------     ---------

  Weighted average number of common
    and common share equivalents           3,801,000     3,793,000      3,801,000     3,796,000
                                           =========     =========      =========     =========

  Primary earnings per share               $    0.06         -0.05      $    0.01         -0.04
                                           =========    ==========      =========    ==========


      There are no other common stock equivalents so that primary and fully diluted earnings per share are equal.

























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